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                                                                  EXHIBIT 20.1


          INFERENCE APPOINTS CHARLES W. JEPSON AS PRESIDENT & CEO

                  Former HP Executive and Industry Veteran

                  Adds Strength to Revamped Management Team

     NOVATO, Calif. (March 4, 1998)--Inference Corp. (NASDAQ: INFR) today announced that, following a search conducted over the past several months, the Company has appointed Charles W. Jepson to succeed Peter R. Tierney as president and chief executive officer. Tierney will continue as a board member and a consultant to the Company.

     "Chuck Jepson brings a proven track record of success in growing companies," said Tierney. "Over the past year, we have worked to strengthen our management team with several appointments. I am pleased to see this new team now being rounded out with the addition of Chuck's proven leadership skills. By focusing on improving the company's operational efficiency and overall effectiveness, Chuck will lead Inference's efforts in establishing itself as the leading provider of knowledge management solutions for self-service and call center applications."

     Jepson's appointment closely follows the promotion of Ralph Barletta to senior vice president of Research and Development and the appointment of Steven Gal as vice president of Marketing Strategy. Barletta and Gal join Glen Vondrick and Philip Padfield, both appointed to their respective positions in the last 12 months as senior vice president, Americas and Far East Operations and vice president, Sales and Marketing, Europe, Middle East and Africa, respectively.

     "Inference has already established a strong reputation in the customer service market," said Jepson. "I am looking forward to advancing Inference's position in the dynamic customer care market and believe that the opportunities for self service over the Internet and call center knowledge management applications are tremendous. I am very impressed with the people at Inference, and I am excited to work with them to grow our business by delivering solutions that build a close bond for our customers with their customers and prospects."

     Jepson, 51, previously was president and chief executive officer of Interlink Computer Sciences, Inc., where he led the company from insolvency through the completion of a successful initial public offering in August 1996. Jepson was credited with tripling revenues to $40 million in five years by focusing Interlink's product strategy on building infrastructure products for the corporate data center to implement the intranet strategies of large enterprises.
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     Jepson began his career at the Hewlett-Packard Co., where he spent 16 years as division general manager as well as holding numerous marketing and finance positions in the computer systems area. He subsequently spent a year as president and chief executive officer of Touch Communications Incorporated. He also held executive positions at Software Publishing Corporation and Convergent Technologies, Inc.

     Jepson received a B.S. from San Jose State University in 1969 and an MBA from the University of California at Berkeley in 1971.

INFERENCE CORPORATION

     Inference is a leading provider of knowledge management solutions for self service and call centers to improve customer care. The company's headquarters is located in Novato, Calif., with its international headquarters in Slough, UK. The company offers a comprehensive set of pre-packaged knowledge and a complete line of consulting, support and training services from offices throughout the U.S. and Europe. For further information, contact Inference Corp. at 415/893-7200, send an e-mail to info@inference.com or visit its World Wide Web page at www.inference.com.
                                  * * * * *

     Peter Tierney will introduce Charles Jepson during a conference call to be held at 1:30 pm Eastern time today. The telephone number for those wishing to participate is 719-448-2046.


For further information, please contact:

Bill Griffin
Inference Corp.
415 893-7200

Howard Kalt
Kalt Rosen & Associates
415 397-2686



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